                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G

                               (AMENDMENT NO. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                SCIQUEST.COM INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80908Q107
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 80908Q107                    13G                         Page 2 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     DEER IV & CO. LLC ("Deer IV")*
     11-3298116
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           600,323 shs*
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         600,323 shs*
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     600,323 shs*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

*The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the General Partner of BVP IV, Bessec IV and BVI LP.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80908Q107                    13G                         Page 3 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")
     11-3298115
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  Number of    5    SOLE VOTING POWER
   Shares           269,477 shs*
               -----------------------------------------------------------------
Beneficially   6    SHARED VOTING POWER
  Owned By          -0- shs
               -----------------------------------------------------------------
    Each       7    SOLE DISPOSITIVE POWER
  Reporting         269,477 shs*
               -----------------------------------------------------------------
   Person      8    SHARED DISPOSITIVE POWER
    With            -0- shs
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     269,477 shs*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.92%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80908Q107                    13G                         Page 4 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     BESSEC VENTURES IV L.P. ("Bessec IV")
     11-3408591
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  Number of    5    SOLE VOTING POWER
   Shares           270,668 shs*
               -----------------------------------------------------------------
Beneficially   6    SHARED VOTING POWER
  Owned By          -0-
               -----------------------------------------------------------------
    Each       7    SOLE DISPOSITIVE POWER
  Reporting         270,668 shs*
               -----------------------------------------------------------------
   Person      8    SHARED DISPOSITIVE POWER
    With            -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     270,668 shs*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.93%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


*The shares reported on this pae are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80908Q107                    13G                         Page 5 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BESSEMER VENTURE INVESTORS L.P. ("BVI LP")
     11-3352639
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           60,178 shs
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         60,178 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,178 shs*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80908Q107                    13G                         Page 6 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BESSEMER VENTURE ASSOCIATES LLC ("BVA")
     11-3425944
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           37,490 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         37,490 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     37,490 shs*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.12%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 7 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     William T. Burgin
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           30,730 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         30,730 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,730 shs.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.10%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 8 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert H. Buescher
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           1,214 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         1,214 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,214 shs.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 9 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     G. Felda Hardymon
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           59,690 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         59,690 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     59,690 shs.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 10 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Gautam A. Prakash
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           19,166 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         19,166 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,166 shs*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.06%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 11 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher F.O. Gabrieli
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           44,324 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         44,324 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,178 shs.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 12 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     David J. Cowan
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           69,738 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         69,738 shs.
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            -0- shs.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     69,738 shs.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 13 of 18


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robi L. Soni
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER
   SHARES           30,730 shs.
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0- shs.
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         30,730 shs.
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER
    WITH            -0- shs.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,730 shs.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.10%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 80908Q107                    13G                         Page 14 of 18


ITEM 1.

(a)      Name of Issuer:

                           SciQuest.com Inc.

(b)      Address of Issuer's Principal Executive Office:

                           5151 McCrimmon Parkway
                           Morrisville, North Carolina 27560

ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:


                  This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemr Venture Associates LLC ("BVA"), a Delaware limited liability company having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York. The principal business of each of BVP IV, Bessec IV, BVI LP, and BVA is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan, Robi L. Soni and Gautam Prakash, who are all United States citizens and by Messrs Burgin, Buescher, Hardymon, Gabrieli, Prakash, Soni, and Cowan. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV, Bessec IV and BVI LP and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181- 2101. The other members' principal address is the Wellesley address.

(d)      Title of Class of Securities:

                             Common Stock

(e)      CUSIP Number:

                             80908Q107


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

CUSIP No. 80908Q107                    13G                         Page 15 of 18


         Not applicable.


ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 13 of this Statement incorporated herein by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 80908Q107                    13G                         Page 16 of 18


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                      February 14, 2001
                                     ________________________________________
                                               Date


                                     BESSEMER VENTURE PARTNERS IV L.P.

                                     By: Deer IV & Co. LLC, General Partner

                                     By: /s/ Robert H. Buescher
                                         ---------------------------
                                         Robert H. Buescher, Manager

                                     BESSEC VENTURES IV L.P.

                                     By:  Deer IV & Co. LLC, General Partner


                                     By: /s/ Robert H. Buescher
                                         ---------------------------
                                         Robert H. Buescher, Manager


                                     BESSEMER VENTURE INVESTORS, L.P.


                                     By:  Deer IV & Co, LLC, General Partner


                                     By:  /s/ Robert H. Buescher
                                          ---------------------------
                                          Robert H. Buescher, Manager


                                     DEER IV & CO. LLC


                                     By:  /s/ Robert H. Buescher
                                          ---------------------------
                                          Robert H. Buescher, Manager

CUSIP No. 80908Q107                    13G                         Page 17 of 18



                                     BESSEMER VENTURE ASSOCIATES LLC

                                     By:     /s/ Robert H. Buescher
                                             ---------------------------
                                             Robert H. Buescher, Manager


                                     WILLIAM T. BURGIN


                                     By:            *
                                             ------------------
                                             Robert H. Buescher
                                             Attorney-in-Fact

                                     G. FELDA HARDYMON


                                     By:            *
                                             ------------------
                                             Robert H. Buescher
                                             Attorney-in-Fact


                                     CHRISTOPHER F. O. GABRIELI


                                     By:             *
                                             ------------------
                                             Robert H. Buescher
                                             Attorney-in-Fact


                                     DAVID J. COWAN


                                     By:            *
                                             ------------------
                                             Robert H. Buescher
                                             Attorney-in-Fact

                                     ROBI L. SONI

                                     By:            *
                                             ------------------
                                             Robert H. Buescher
                                             Attorney-in-Fact

                                     GAUTAM A. PRAKASH

                                     By:            *
                                             ------------------
                                             Robert H. Buescher
                                             Attorney-in-Fact

CUSIP No. 80908Q107                    13G                         Page 18 of 18


                              By: /s/ Robert H. Buescher
                                  --------------------------------------------
                                  Robert H. Buescher for himself and as
                                  Attorney- in-Fact for the above parties
                                  having an asterisk (*) above their signature
                                  line.